UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 3, 2009
Date of report (Date of earliest event reported)
PepsiAmericas, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-15019	13-6167838
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
4000 RBC Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
(Address of principal executive offices, including zip code)
(612) 661-4000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     As previously announced, PepsiAmericas, Inc. (“we” or the “Company”) entered into an Agreement and Plan of Merger dated as of August 3, 2009 (the “Merger Agreement”) with PepsiCo, Inc., a North Carolina corporation (“PepsiCo”), and Pepsi-Cola Metropolitan Bottling Company, Inc., a New Jersey corporation and wholly owned subsidiary of PepsiCo (“Merger Sub”). This Current Report on Form 8-K/A is being filed to present the Merger Agreement as an exhibit.
     The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will be merged with and into Metro (the “Merger”), with Metro continuing as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of PepsiCo. As of the effective time of the Merger, each outstanding share of common stock of the Company (each, a “Company Share”) that is not owned by Metro or PepsiCo or held by the Company as treasury stock will be cancelled and converted into the right to receive, at the holder’s election, either 0.5022 shares of common stock of PepsiCo or $28.50 in cash, without interest, subject to proration provisions which provide that an aggregate 50% of the outstanding Company Shares will be converted into the right to receive common stock of PepsiCo and an aggregate 50% of the outstanding Company Shares will be converted into the right to receive cash.
     Consummation of the Merger is subject to various conditions, including the adoption of the Merger Agreement by the Company’s shareholders, the absence of legal prohibitions and the receipt of requisite regulatory approvals. In addition, PepsiCo’s obligation to consummate the Merger is subject to the satisfaction of certain conditions to the consummation of the merger of The Pepsi Bottling Group, Inc. with and into Metro, with Metro continuing as the surviving corporation and a wholly owned subsidiary of PepsiCo, to the extent they relate to competition laws. Consummation of the Merger is not subject to a financing condition.
      The Merger Agreement contains certain termination rights for both PepsiCo, on the one hand, and the Company, on the other hand. The Merger Agreement provides that, upon termination under specified circumstances, the Company would be required to pay PepsiCo a termination fee of $71.6 million.
     The foregoing summary of the Merger Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference.
     The Merger Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about PepsiCo or the Company. The representations, warranties and covenants contained in the Merger Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of PepsiCo, the Company or Metro. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) See “Exhibit Index.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiAmericas, Inc.
Date: August 5, 2009	By:	/s/ Alexander H. Ware
Alexander H. Ware
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger dated as of August 3, 2009, among PepsiCo, Inc., PepsiAmericas, Inc. and Pepsi-Cola Metropolitan Bottling Company, Inc. (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K).